EXHIBIT 99.1

ACE*COMM CORPORATION REPORTS RESULTS FOR THE FOURTH
QUARTER AND FISCAL YEAR 2004

Gaithersburg, MD – August 19, 2004 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of advanced operations support systems (OSS) solutions for communications networks, today reported financial results for the fourth quarter and fiscal year 2004, both ending June 30, 2004.

Revenues for the fourth quarter 2004 totalled $4.0 million compared to $3.3 million for the same quarter in fiscal year 2003. Net loss for the quarter was $2.0 million, or $0.15 per fully diluted share, compared to a net loss of $0.3 million, or $0.03 per fully diluted share for the same quarter a year ago. For the year ended June 30, 2004, the Company recorded revenues of $13.7 million, compared to $13.8 million for fiscal year 2003. The net loss and loss per fully diluted share were $5.9 million and $0.49, respectively, compared to a net loss and loss per fully diluted share of $2.0 million and $0.21 for fiscal year 2003. Approximately $1.2 million of the fiscal 2004 loss consisted of one-time acquisition-related costs, including a write-off of $1.160 million for in-process research and development.

“Although revenue for the year was essentially flat, we made significant progress in the last two quarters. Our revenue in the last six months increased by over 56 percent as compared to the same period a year ago, and 80 percent over the first six months of this fiscal year. These performance gains are attributable to our acquisition of the Intasys OSS products, and the receipt of large contracts for our core solutions,” said George T. Jimenez, CEO of ACE*COMM. “Firm order backlog increased from $4.3 million at the beginning of the year to over $12.1 million by year end. Of this $12.1 million, $9.3 million is expected to be delivered in fiscal 2005. We are also encouraged by the number of new business opportunities that have further developed from customer interaction toward the end of the fourth quarter.”

     Corporate Highlights for the Period:

•	Completed merger with i3 Mobile, Inc., providing fuel for growth strategies.

•	Acquired assets, including complementary technologies, from Intasys to strengthen position in wireless OSS sector.

•	Signed multi-million dollar deal with Giza Systems to provide country-wide mediation for Telecom Egypt.

•	Added new carrier customers including: Kunming Tel, China; Bahamas Telecommunications Company; and VSNL, India.

•	Added new enterprise sector customers including: the Chicago Board of Trade (CBOT), Fairfax County (Virginia), State of Nevada, and the Federal Aviation Administration (FAA).

“The larger than expected loss in the fourth quarter of fiscal 2004 included a number of one-time, mostly non-cash charges in the quarter for: bad debt expense; inventory obsolescence associated with the upgrading of products; expenses associated with the issuance of warrants; and legal expenses for acquisition activity, all totalling approximately $750 thousand,” said Steve Delmar, CFO of ACE*COMM. “Additionally, we made a significant investment in the quarter of over $600 thousand for product development, as part of the integration of Intasys products into our line of solutions. Despite the disappointing lack of revenue growth in the fourth quarter, which led to worse than expected results, and because of increases in our backlog and a perceived significant increase in prospects for new business, we believe that we are still on course in terms of our overall growth and profitability plans. We will, of course, keep a close eye on our cash and take steps to reduce costs if our expectations about increased revenue from backlog and market activity are not supported.”

Added Mr. Jimenez: “Executions on our growth strategy were accomplished, consistent with our stated plan, and produced positive results in the last half of the year. We consequently intend to continue to pursue the acquisition of complementary technologies, keep broadening our enterprise OSS market penetration, and further develop our products with the goal of providing an end-to-end OSS solution for Tier-2 and Tier-3 operators around the world. Simultaneously, we want to continue building on our large base of industry-leading customers in both the carrier and enterprise OSS spaces, focus on internal development to add new capabilities to our acquired and core products, broaden our management team to better drive our strategic vision, and, most important, achieve substantial improvements to our bottom line in the upcoming fiscal year.”

Concluded Mr. Delmar: “Fiscal year 2004 was marked by major steps forward during a time of ongoing weakness in our industry and our economy. A year ago we announced our strategic growth plan – to broaden our addressable marketplace by adding new technologies and functions to our core product lines to pursue additional vertical markets, and to expand our geographic coverage. We executed the plan we outlined last year and the Company is in a position to grow again, despite continuing softness in demand in some core areas. We anticipate these steps will have significant positive effects on our financial performance as demand improves.”

ACE*COMM will host an earnings teleconference call this evening, Thursday, August 19, 2004 at 5:30 pm, Eastern Standard Time, to discuss the fourth quarter fiscal year 2004 results. To participate, please call 866-261-7282. When prompted, enter the ACE*COMM reservation number 533057. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.companyboardroom.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on August 19, 2004.

About ACE*COMM

ACE*COMM is a global provider of advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless ,voice, data, multi-media, and Internet communications networks. These solutions include the analytical tools required to extract knowledge from operating networks — knowledge customers use for revenue assurance, to reduce costs, to accelerate time-to-market for new services, and to provide more effective customer care. With the recent acquisition of the Intasys OSS solutions, ACE*COMM now also offers interoperable wireless billing and electronic payment solutions, in addition to mediation and OSS solutions, for operators in both developed and emerging markets around the world. For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations, in 70 countries world-wide. ACE*COMM-installed products are presently enabling the success of customers and partners such as AT&T, Cisco, IBM, Marconi, Motorola, Alcatel, General Dynamics, Northrop-Grumman, Unisys, and Siemens. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo and N*VISION are registered trademarks, and Convergent Mediation is a trademark of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Exhibit 99.1

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	June 30,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$2,881	$1,570
Accounts receivable, net	4,246	4,825
Inventories, net	573	700
Deferred contract costs	571	—
Prepaid expenses and other	257	265
Other current assets	304	—

Total current assets	8,832	7,360
Property and equipment, net	592	875
Other assets, principally acquired intangibles, net	907	9

Total assets	$10,331	$8,244

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$545	$433
Accounts payable	591	636
Accrued expenses	1,484	341
Accrued compensation	724	706
Deferred revenue	1,519	1,303

Total liabilities	4,863	3,419

Commitments and contingencies (Note 12 )
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock, $.01 par value, 45,000,000 shares authorized, 13,761,182 and 9,807,440 shares issued and outstanding	138	98
Additional paid-in capital	28,475	21,933
Other comprehensive loss	(41)	—
Accumulated deficit	(23,104)	(17,206)

Total stockholders’ equity	5,468	4,825

Total liabilities and stockholders’ equity	$10,331	$8,244

The accompanying notes are an integral part of these financial statements

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the year ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$3,951	$3,263	$13,671	$13,794
Cost of revenue	2,449	1,786	7,841	7,539

Gross profit	1,502	1,477	5,830	6,255
Selling, general, and administrative	2,885	1,624	9,304	7,861
Research and development	605	146	1,226	347
In process research and development	—	—	1,160	—

Loss from operations	(1,988)	(293)	(5,860)	(1,953)
Interest expense	7	8	32	29

Loss before income taxes	(1,995)	(301)	(5,892)	(1,982)
Provision for income taxes	6	—	6	—

Net loss	$(2,001)	$(301)	$(5,898)	$(1,982)

Basic net loss per share	$(0.15)	$(0.03)	$(0.49)	$(0.21)

Diluted net loss per share	$(0.15)	$(0.03)	$(0.49)	$(0.21)

Shares used in computing net loss per share:
Basic	13,761	9,557	12,068	9,557

Diluted	13,761	9,557	12,068	9,557

The accompanying notes are an integral part of these consolidated financial statements.